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                                   EXHIBIT 11
                             EAGLE BANCSHARES, INC.


Statement re: Computation of per share earnings

Weighted average common and common equivalent shares for the three months ending June 30, 1997 and 1996 are computed as follows:


                                                                   June 30, 1997         June 30, 1996
Primary:
Net Income per share                                                 $    0.27             $    0.34
------------------------------------------------------------------------------------------------------
  Weighted average shares outstanding                                5,659,694             5,527,973
  Common shares assumed outstanding to
    reflect dilutive effect of common stock options                    132,886               176,604
------------------------------------------------------------------------------------------------------
  Weighted average shares and common
    equivalent shares outstanding                                    5,792,580             5,704,577
------------------------------------------------------------------------------------------------------
Fully diluted:
Net Income per share                                                 $    0.27             $    0.34
------------------------------------------------------------------------------------------------------
  Weighted average shares outstanding                                5,659,694             5,527,973
  Common shares assumed outstanding to
    reflect dilutive effect of common stock options                    187,178               151,634
------------------------------------------------------------------------------------------------------
  Weighted average shares and common
    equivalent shares outstanding                                    5,811,328             5,715,151
------------------------------------------------------------------------------------------------------




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